Exhibit 5.1

         [PILLSBURY WINTHROP SHAW PITTMAN LLP LETTERHEAD APPEARS HERE]


                       PILLSBURY WINTHROP SHAW PITTMAN LLP
                                50 Fremont Street
                         San Francisco, California 94105



August 10, 2005

UnionBanCal Corporation
400 California Street
San Francisco, California 94104-1302

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for UnionBanCal Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the "Act") of 4,000,000 shares of the Company's Common Stock, par value $1.00 per share (the "Shares") issuable pursuant to the Company's Year 2000 UnionBanCal Corporation Management Stock Plan (the "Plan").

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP